UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 8, 2015

RICEBRAN TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entering into a Material Definitive Agreement

On December 8, 2015, RiceBran Technologies (the “Company”) entered into a binding agreement (the “Agreement”) with Kentucky Equine Research (“KER”) effective as of December 8, 2015. During the term of the Agreement, Company will be the exclusive KER endorsed supplier of stabilized rice bran for use as a feed and supplement ingredient in equine feed products throughout North America, as well as have preference for KER’s international operations in the equine feed markets. Company will provide manufacturing, distribution, sales and marketing expertise, and KER will contribute sales and marketing expertise, technical support and research and development to the relationship. Company will provide KER with a portion of the gross profits arising out of the relationship through a commission arrangement.

The Agreement is for an initial term of ten years, and automatically renews for one-year periods. However, the parties anticipate that the Agreement will be expanded into a more formal and definitive agreement (the “Definitive Agreement”) on or before March 31, 2016 and will use commercially reasonable efforts to do so. Should a Definitive Agreement be entered into, it will supersede and amend all of the provisions of the Agreement. If the parties do not enter into a Definitive Agreement, then the Agreement will remain in full force and effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: December 14, 2015	By:	/s/ J. Dale Belt
Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)